EXHIBIT 99.1

  BioSource International, Inc. Announces Record First Quarter Sales
                             and Earnings

    CAMARILLO, Calif.--(BUSINESS WIRE)--April 23, 2004--BioSource International, Inc. (Nasdaq:BIOI), announced today its operating results for the first quarter ended March 31, 2004.
    Net sales for the quarter ended March 31, 2004, were a record $12.3 million, an increase of $1.4 million, or 13%, compared to net sales for the quarter ended March 31, 2003. The Company's revenues benefited by a $594,000, or 6%, positive impact of foreign exchange for the quarter ended March 31, 2004, when compared to the quarter ended March 31, 2003.
    The Company earned a net income for the quarter ended March 31, 2004, of $709,000, compared to net income of $103,000 for the quarter ended March 31, 2003. Earnings Before Interest, Taxes, Depreciation, and Amortization, or EBITDA, for the quarter ended March 31, 2004, was $1,519,000.
    "I am pleased with the progress we have made in the implementation of our more focused approach to our business," stated Mr. Terrance J. Bieker, President and Chief Executive Officer of BioSource. "Our 2003 actions to reduce operating costs in our Custom Business and our strategy of being more customer focused and selling higher margin products is beginning to take traction. I am particularly pleased that our organic sales growth in the first quarter of 2004 is more than double that of the fourth quarter of 2003."
    Mr. Bieker further commented: "Our long-term growth strategy is to focus and capitalize on our existing strength in cellular pathway assay kits (Cytokine and Signal Transduction) and to reposition our core biological and custom service capabilities to support that growth strategy." Sales of the Company's Signaling product lines grew 14% compared to the comparable prior-year quarter, from $2.3 million to $2.6 million. The Company's sales growth in its Cytokine product lines for the quarter grew 17%, from $4.9 million to $5.7 million. The Company's sales in its Custom product lines grew 7%, compared to the comparable prior-year quarter, from $3.7 million to $4.0 million.
    Gross profit margin was 56% for the three months ended March 31, 2004, and 57% for the three months ended March 31, 2003. The Company's increases in its Custom and European gross margins, when compared to the first quarter of 2003, were offset by a decline in gross margins in the U.S. The Company does not believe this is indicative of any trends and expects its gross profit margin to fluctuate somewhat during the remaining quarters of 2004.
    Research and development expense for the three months ended March 31, 2004 and 2003, was $1.4 million and $2.0 million and represented 11% and 18% of sales, respectively. The decrease of approximately $600,000 is related to reductions in payroll and related costs and general lab supplies and reflects the Company's efforts to align R&D investment to its core capabilities and new strategic direction. The Company anticipates its R&D expenses to moderately increase in the remaining quarters of 2004.
    Selling, marketing, and administrative expenses were $4.4 million for the three months ended March 31, 2004, and $4.0 million for the three months ended March 31, 2003, representing 36% of sales for both periods presented. This $400,000 increase is related to sales and marketing expenses increasing approximately $100,000 due to modest increases in payroll and office expenses and G&A expenses increasing approximately $300,000 due primarily to increases in benefits, legal, accounting, and other consulting fees. The Company anticipates its sales and marketing expenses to remain relatively constant throughout 2004, while its general and administrative expenses will rise slightly due to increases in benefits, legal, and accounting fees related to implementation of new regulatory requirements resulting from the Sarbanes-Oxley Act of 2002.
    The Company's effective income tax rate was 21%, with an income tax expense of $188,000 for the quarter ended March 31, 2004. The Company's income taxes have and may continue to fluctuate in the future depending on a number of factors, including the ability to use its deferred tax assets as of March 31, 2004. The Company believes it is more likely than not that it will be able to use those assets. In addition, the Company continues to benefit from R&D and other tax credits which, when applied to income levels for the periods presented, is resulting in effective tax rates lower than the current applicable federal and state statutory rates.
    "We intend to differentiate ourselves to our customers and to build value for our shareholders by leading certain high volume test markets, creating superior customer support annually, and consistently improving financial performance," stated Mr. Bieker. "We have a good start in 2004. We are maintaining our initial guidance of sales growth at between 8% and 10%, but increasing our guidance for EBITDA to a minimum of $3.75 million. Our strategic plan is designed for consistent, long-term improvement in annual revenues and EBITDA and to build shareholder value through improved financial performance."
    The Company will conduct a conference call today, Friday, April 23, 2004, at 10:00 A.M. Pacific Time. All interested parties may call 800-265-0241. The code number is 44938927 to participate in the call. In addition, the Company will be web casting the conference call. You can participate by going to our website at www.biosource.com and entering the investor relations' portion of the website.
    BioSource International, Inc., is a broad-based life sciences company focused on providing integrated solutions in the areas of functional genomics, proteomics, and drug discovery through the development, manufacturing, marketing, and distribution of unique, biologically active reagent systems which facilitate, enable, and accelerate pharmaceutical development and biomedical research.

    This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of the forward-looking statements contained in this press release may include, without limitation, the Company's projections with respect to its sales growth and EBITDA (or earnings before interest, taxes, depreciation, and amortization) calculation. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, intellectual property and proprietary rights may not be valid or infringe the rights of others, changes in customer buying pattern issues, one-time events, and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "objectives," "anticipates," "intends," "targets," "projections," or the like to be uncertain and forward looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.


            BIOSOURCE INTERNATIONAL, INC., AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              Three Months Ended March 31, 2004 and 2003
            (Amounts in thousands, except per share data)
                             (Unaudited)

                                            Three Months Ended
                                                March 31,
                                    ----------------------------------
                                         2004               2003
                                    ---------------    ---------------

Net sales                          $        12,286             10,899
Cost of sales                                5,426              4,690
                                    ---------------    ---------------
    Gross profit                             6,860              6,209

Operating expenses:
    Research and development                 1,385              1,979
    Sales and marketing                      2,470              2,388
    General and administrative               1,955              1,576
    Amortization of intangibles                139                145
                                    ---------------    ---------------
         Total operating expenses            5,949              6,088
                                    ---------------    ---------------
Operating income                               911                121

Interest income, net                            11                 11
Other expense, net                             (25)               (18)
                                    ---------------    ---------------
Income before income taxes                     897                114
Income tax expense                             188                 11
                                    ---------------    ---------------
        Net Income                             709                103
                                    ===============    ===============

Net income per share:
    Basic                          $          0.08               0.01
                                    ===============    ===============
    Diluted                        $          0.07               0.01
                                    ===============    ===============

Shares used to compute per share
 amounts:
    Basic                                    9,395              9,635
                                    ===============    ===============
    Diluted                                  9,752             10,026
                                    ===============    ===============


            BIOSOURCE INTERNATIONAL, INC., AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS
                        (Amounts in thousands)

                                             March 31,   December 31,
                                               2004          2003
                                           ------------- -------------
                  ASSETS

Current assets:
   Cash and cash equivalents              $       3,794         3,297
   Accounts receivable, less allowance
    for doubtful accounts of $213 at
    March 31, 2004, and $258 at December
    31, 2003                                      7,217         6,308
   Inventories, net                               9,170         9,074
   Prepaid expenses and other current
    assets                                          889           652
   Deferred income taxes                          2,363         2,363
                                           ------------- -------------
  Total current assets                           23,433        21,694

Property and equipment, net                       6,191         6,235
Intangible assets net of accumulated
 amortization of $3,319 at March 31, 2004,
 and $3,230 at December 31, 2003                  5,362         5,500
Goodwill                                            307           307
Other assets                                        532           519
Deferred tax assets                              10,078        10,078
                                           ------------- -------------
                                          $      45,903        44,333
                                           ============= =============

   LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                       $       3,078         2,451
   Accrued expenses                               3,184         3,227
   Deferred revenue                                 202           249
   Income tax payable                               527           104
                                           ------------- -------------
  Total current liabilities                       6,991         6,031

Commitments and contingencies

Stockholders' equity:
Common stock, $.001 par value. Authorized
 20,000,000 shares: issued and
 outstanding 9,403,951 shares at March
 31, 2004, and 9,376,860 at December 31,
 2003                                                 9             9
Additional paid-in capital                       42,698        42,633
Accumulated deficit                              (3,743)       (4,452)
Accumulated other comprehensive gain
 (loss)                                             (52)          112
                                           ------------- -------------
  Net stockholders' equity                       38,912        38,302
                                           ------------- -------------
                                          $      45,903        44,333
                                           ============= =============


                    BioSource International, Inc.
                        Pro forma Presentation
             Reconciliation of GAAP Net Income to EBITDA

                                                       Projection:
                                Three Months              Year
                                    Ended                 Ended
                                  31-Mar-04             31-Dec-04
                             -------------------   -------------------

GAAP Net income                        $709,000              $950,000
Add/(subtract):
 Interest                               (10,000)              (40,000)
 Taxes                                  189,000               256,500
 Depreciation                           493,000             2,031,500
 Amortization                           138,000               552,000
                             -------------------   -------------------
EBITDA                               $1,519,000            $3,750,000
                             ===================   ===================


    CONTACT: BioSource International, Inc.
             Charles Best, 805-383-5249
             chuckb@biosource.com